Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3, of our report dated March 16, 2009 relating to the consolidated financial statements of Bank of Marin Bancorp and subsidiary as of December 31, 2008 and 2007, and for each of the three years in the period ended December 31, 2008, and in our same report, with respect to the effectiveness of internal control over financial reporting  of Bank of Marin Bancorp and subsidiary as of December 31, 2008, included its Annual Report on Form 10-K for the year ended December 31, 2008.  We also consent to the reference to our Firm under the heading “Experts” in the Prospectus.

Moss Adams LLP
Stockton, California
October 27, 2009